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                                                                     EXHIBIT 2.2


                             FIRST AMENDMENT TO THE
                            ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT (the "Amendment") to the Asset Purchase Agreement (the "Purchase Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), dated as December 13, 2002, between VERSO TECHNOLOGIES, INC., a Minnesota corporation ("Purchaser"), and CLARENT CORPORATION, a Delaware corporation ("Seller"), is made as of February 4, 2003, between Purchaser and Seller.


                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement as provided herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

         SECTION 1. AMENDMENTS TO PURCHASE AGREEMENT. The Purchase Agreement is hereby amended to include a new Section 9A to read in its entirety as follows:

         "9A.     INDEMNIFICATION.

                  9A.1     RIGHTS TO INDEMNIFICATION.

                  (a) Subject to the limitations set forth in this Section 9A, Seller shall indemnify and hold harmless Purchaser from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses actually incurred in investigating, preparing or defending against any litigation commenced or threatened and any and all amounts actually paid in settlement (collectively, "DAMAGES"), arising from any claim (a "RESULTING CLAIM") asserted against Purchaser as a result of or arising from any lien, claim, interest or encumbrance held or asserted by any Notice Party (as hereinafter defined) against Seller or the Assets (other than an Assumed Liability), but only to the extent that such Resulting Claim could not have been enforced against Purchaser had the Sale Order provided that the sale of the Assets to Purchaser was free and clear of all liens, claims, interests and encumbrances of the Notice Parties (individually an "INDEMNIFIABLE CLAIM" and collectively "INDEMNIFIABLE CLAIMS"). For purposes hereof, "NOTICE PARTY" shall mean any Person, other than Purchaser, who received notice of the Sale Motion. For the avoidance of doubt, Indemnifiable Claims shall not include (i) claims by a Notice Party related to the condition of products not asserted as of the Closing or (ii) any Assumed Liability.


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                  (b)      For purposes of this Section 9A, all Damages shall be
         computed net of any insurance coverage (from the amount of which coverage there shall be deducted all costs and expenses, including, without limitation, reasonable attorneys' fees, of Purchaser not reimbursed by such coverage) with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                  9A.2     LIMITATIONS ON INDEMNIFICATION.
         Rights to indemnification hereunder are subject to the following limitations:

                  (a) The obligation of indemnity pursuant to this Section 9A shall terminate on the earlier to occur of (i) the first anniversary of the Closing or (ii) confirmation of a plan of reorganization or liquidation for Seller that includes a provision that the Assets were transferred to Purchaser free and clear of all liens, claims, interests and encumbrances of Notice Parties.

                  (b) If, prior to the termination of any obligation to indemnify as provided for herein, Purchaser has given the Indemnification Notice (as defined below) to Seller, or a suit or action based upon an Indemnifiable Claim is commenced against Purchaser, Purchaser shall not be precluded from pursuing such Indemnifiable Claim, or from recovering from Seller (whether through the courts or otherwise) on such Indemnifiable Claim by reason of the termination otherwise provided for above.

                  (c) Without limiting the effect of any other limitations set forth herein, Purchaser may only set off the Inventory Note by an aggregate maximum amount not to exceed $350,000 (the "INDEMNIFICATION LIMIT"), and Seller's cumulative liability under this Section 9A shall in no event exceed the Indemnification Limit.

                  (d) Seller shall not be liable to Purchaser for any Damages that are indemnifiable pursuant to Section 9A.1 until the aggregate amount of Damages exceeds $50,000, in which event Seller shall be obligated to indemnify Purchaser as provided in this Section 9A for all such Damages (subject to the Indemnification Limit).

                  (e) Any dispute arising out of this Section 9A shall be submitted to the Bankruptcy Court.

                  9A.3     PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO CLAIMS.
         Purchaser shall give Seller prompt written notice of any claim, demand, assessment, suit or proceeding to which the indemnification set forth in this Section 9A applies, which notice to be effective must describe such claim in reasonable detail (the "INDEMNIFICATION NOTICE"). Notwithstanding the foregoing, Purchaser shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of Purchaser in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless


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         and, if so, only to the extent that, Seller is materially prejudiced thereby. Purchaser shall have the right to control the defense or settlement of any such action subject to the provisions set forth below, but Seller may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. In the event that Purchaser shall seek indemnification as provided herein, Seller shall make available to Purchaser, at Seller's expense, all witnesses, pertinent records, materials and information in Seller's possession or under Seller's control relating thereto as is reasonably required by Purchaser. Seller shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, the right of Purchaser to compromise or settle any claim without the prior written consent of Seller shall only be available if a complete release of Seller is contemplated to be part of the proposed compromise or settlement of such third party claim.

                  9A.4     SATISFACTION OF INDEMNIFIABLE CLAIMS. All actual
         Damages incurred by Purchaser as to which Purchaser is entitled to indemnification pursuant to this Section 9A shall be satisfied only by Purchaser setting off the amount of the Damages in respect thereof as determined by Purchaser in good faith, after giving a reasonably detailed notice thereof to Seller, from the amounts due Seller under the Inventory Note. If there should be a dispute as to the amount or manner of determination of any Damages as to which Purchaser is entitled to indemnification pursuant to this Section 9A, then such dispute shall be submitted to the Bankruptcy Court for determination. Such determination by the Bankruptcy Court shall be final and binding on the parties. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 9A, Purchaser shall nevertheless be permitted to set off from the Inventory Note such portion, if any, of the obligation as shall not be subject to dispute, but in no event more than the Indemnification Limit.

                  9A.5     EXCLUSIVITY. The right of Purchaser to assert
         indemnification claims and receive indemnification payments pursuant to this Section 9A shall be the sole and exclusive right and remedy exercisable by Purchaser with respect to any Indemnifiable Claim.

               SECTION 2. BANKRUPTCY COURT APPROVAL; EFFECTIVENESS. Seller shall promptly make a motion on an expedited notice for an order from the Bankruptcy Court to approve this Amendment. This Amendment shall be of no force or effect until it has been approved by order entered by the Bankruptcy Court.

         SECTION 3. EFFECT ON PURCHASE AGREEMENT. The words "(iii) states that the sale of the Assets to Purchaser shall be free and clear of all liens, claims, interests and encumbrances of parties that have notice of the Sale Motion," shall be deleted from the definition of Sale Order in the first sentence of Section 9.2(b) of the Purchase Agreement. Purchaser acknowledges that the Sale Order is in form and substance reasonably satisfactory to Purchaser for the purposes of Section 6.5 of the Purchase Agreement. Except as otherwise specifically provided herein, the Purchase Agreement shall not be amended but shall remain in full force and effect.


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         SECTION 4.        HEADINGS. The Section headings contained in this
Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

         SECTION 5. COUNTERPARTS. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Amendment to be executed and delivered by its respective officers thereunto duly authorized, all as of the day and year above written.


                                    VERSO TECHNOLOGIES, INC.



                                    By: /s/ Juliet M. Reising
                                       ----------------------
                                        Juliet M. Reising
                                        EVP & CFO


                                    CLARENT CORPORATION



                                    By: /s/ H. M. Hogan
                                       ----------------
                                        H. M. Hogan
                                        CFO


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